FOR IMMEDIATE RELEASE	CONTACT:	Christy Schwall, Marketing Manager
Stonebriar Centre
972-668-4900 extension 20

Steve Lay, General Manager
Stonebriar Centre
972-668-4900 extension 15

DILLARD'S COMING TO STONEBRIAR CENTRE

FRISCO, TX, Sept. 5, 2006 - Dillard's is coming to Stonebriar Centre.

"Ever since we opened Stonebriar in 2000, Dillard's has been the most requested store by shoppers," said Steve Lay, senior general manager of Stonebriar Centre. "This, more than anything else, is what people have been asking for."

Lay said that Macy's is moving into a new space in a renovated building previously occupied by Foley's on the opposite end of Stonebriar Centre. Dillard's will then remodel and occupy the space where Macy's is now, he said, with an opening planned for spring 2007.

Dillard's, with approximately 330 locations in 29 states, including 59 in Texas, ranks among the nation's largest fashion apparel and home furnishings retailers. The company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources.

Lay said, "With this announcement, all 15 Texas shopping centers owned by General Growth Properties will have a Dillard's. We have had a winning partnership with Dillard's for decades. Nowhere is that partnership stronger than in Texas."

Dillard's Chief Executive Officer, William Dillard, II, added, "We are pleased to underscore our commitment to Texas with today's news regarding Stonebriar Centre. Frisco area shoppers can look forward to market-right selections of our contemporary and upscale fashions presented in 210,000 square feet of space. We are pleased to join the shopping, dining and entertainment excitement at Stonebriar Centre."

Dillard's will begin remodeling the former Macy's building and plans to open in the spring of 2007.

Located northwest of the intersection of Preston Road (State Highway 289) and State Highway 121 in Frisco, Stonebriar Centre has more than 165 stores, some unique to the area.

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Dillard's coming to Stonebriar Centre

Also anchoring Stonebriar are Nordstrom, Dick's Sporting Goods, JCPenney, Sears, a 24-screen AMC movie theater, Barnes & Noble Booksellers and popular restaurants including California Pizza Kitchen, The Cheesecake Factory, Chili's Too and Dave & Buster's. Stonebriar Centre also offers ice skating, a carousel and a children's soft play area. For more information, please visit the mall's Web site at www.shopstonebriar.com.

Stonebriar Centre is owned and managed by General Growth Properties, Inc., the second largest U.S.-based publicly traded Real Estate Investment Trust (REIT).  General Growth currently has an ownership interest in or management responsibility for a portfolio of more than 200 shopping malls in 44 states, as well as ownership in planned community developments and commercial office buildings.  The portfolio totals approximately 200 million square feet of retail space and includes more than 24,000 retail stores nationwide.  General Growth Properties, Inc. is listed on the New York Stock Exchange under the symbol GGP.  For more information, please visit the Company Web site at http://www.generalgrowth.com.

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